EXHIBIT 11-1

DavCo Restaurants, Inc.
Computation of Earnings Per Share
(In 000's except per share data)

                                           For the 13           For the 39
                                           weeks ended          weeks ended
                                         _______________      _______________
                                         June 28, June 29,    June 28, June 29,
                                          1997    1996         1997    1996
                                           _______________    _________________

Number of shares issued                   6,588    6,588       6,588    6,588

Treasury Stock (weighted-average           (159)     (26)       (159)      (9)

Dilutive effect of outstanding options,
   treasury stock method                    547      492         545      506

Weighted-average number of  common
  and common equivalent shares
  outstanding                             6,976    7,054       6,974    7,085

Net Income                                2,949    2,238       4,735    3,156

Net Income per common and common
  equivalent share                        $ 0.4   $ 0.32      $  0.6   $ 0.45